Exhibit 10.7

Form Waiver of Certain Employment Agreement Provisions by each of Christopher J. Kearney, Jeremy W. Smeltser, Robert B. Foreman, David A. Kowalski, Kevin L. Lilly, and J. Michael Whitted

December 2, 2013

Mr. [name]

[title]

SPX Corporation

13320 Ballantyne Corporate Place

Charlotte, NC 28277

RE:       Waiver of Certain Perquisites

Dear [        ]:

This letter constitutes my waiver of the right to receive the following perquisites, effective for all costs incurred after December 31, 2013, notwithstanding any contrary language contained in my employment agreement, change of control agreement or any other agreement with SPX Corporation:  (i) my automobile allowance and (ii) my reimbursement for club dues and membership fees.

Sincerely,

[name]

Agreed and accepted on behalf of SPX Corporation:

[ ]

December 2, 2013